Exhibit 23.4

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letter dated January 31, 2020, included in the Annual Report on Form 10-K of CNX Resources Corporation (the “Company”) for the fiscal year ended December 31, 2019, included in or incorporated by reference in this Registration Statement on Form S-4, including any amendments thereto (the “Registration Statement”), of the Company, in accordance with the requirements of the Securities Act of 1933, as amended. We also consent to the references to us under the heading “Experts” contained in the consent statement/prospectus, which is a part of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons

Danny D. Simmons, P.E.

President and Chief Operating Officer

Houston, Texas

August 11, 2020